Exhibit 23(a)(2)

SSgA FUNDS

AMENDMENT NO. 1 TO

THE SECOND AMENDED AND RESTATED MASTER TRUST AGREEMENT

Termination of Class R

THIS AMENDMENT NO. 1 to the Second Amended and Restated Master Trust Agreement, dated May 15, 2012 (also referred to as the Agreement and Declaration of Trust), is made as of the 1st day of August, 2012:

WITNESSETH:

WHEREAS, at a duly constituted meeting of the Board of Trustees held on April 11, 2012, the following resolutions were adopted:

WHEREAS, management of the SSgA Funds (the “Trust”) has determined that it is no longer desirable for the series (each a “Fund”) of the Trust to offer Class R shares;

WHEREAS, the SSgA Bond Market Fund, the SSgA Dynamic Small Cap Fund and the SSgA International Stock Selection Fund (collectively, the “Class R Funds”), are each a Fund that currently offers Class R shares (collectively, the “Class R Funds”);

WHEREAS, the Amended and Restated Master Trust Agreement (the “Master Trust Agreement”) of the Trust provides that the liquidation of any particular Fund or class thereof may be authorized at any time by vote of a majority of the Trustees then in office; and

WHEREAS, the Master Trust Agreement also provides that the Trustees shall have the exclusive power, without the requirement of Shareholder approval to establish and designate such separate and distinct Funds, and to fix and determine the relative rights and preferences as between the shares of the separate Funds as to the right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversion rights, and conditions under which the several Funds shall have separate voting rights or no voting rights;

WHEREAS, the Master Trust Agreement provides that, subject to compliance with the requirements of the Investment Company Act of 1940, as amended, the Trustees shall have the authority to provide that holders of shares of any Fund or class thereof shall have the right to convert said shares into shares of one or more other Fund or class thereof in accordance with such requirements and procedures as may be established by the Trustees.

NOW THEREFORE BE IT:

RESOLVED, that as of July 31, 2012 or such other date as may be determined by the officers of the Trust (the “Effective Date”), each Class R Fund shall cease offering Class R shares; and

RESOLVED, that on the Effective Date holders of Class R Shares of each Class R Fund shall automatically have their shares converted, pro rata, to Institutional Class Shares of the same Class R Fund; and

RESOLVED, that the officers of the Trust are hereby authorized, directed and empowered to execute and deliver all such agreements and documents, and take such other actions as are necessary or appropriate to give effect to the foregoing resolutions.

NOW, THEREFORE,

Schedule B under Section 4.2 of the Agreement and Declaration of Trust is hereby amended in its entirety as set forth on “Schedule B dated as of August 1, 2012” attached hereto.

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS

/s/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary

Schedule B

(Dated: August 1, 2012)

The Sub-Trusts and Classes thereof that are in existences as of the date set forth above are as follows:

Fund (Sub-Trust)	Institutional Class Shares	Select Class Shares
SSgA Money Market Fund	X
SSgA US Government Money Market Fund	X
SSgA S&P 500 Index Fund	X
SSgA Dynamic Small Cap Fund (formerly the SSgA Small Cap Fund)	X
SSgA International Stock Selection Fund	X
SSgA Bond Market Fund	X
SSgA US Treasury Money Market Fund	X
SSgA Intermediate Fund	X
SSgA Prime Money Market Fund	X
SSgA Emerging Markets Fund	X	X
SSgA Tuckerman Active REIT Fund	X
SSgA High Yield Bond Fund	X
SSgA IAM Shares Fund	X
SSgA Enhanced Small Cap Fund	X